Exhibit (m)(2)

AMENDED EXHIBIT A

(effective as of February 1, 2024)

to the

MassMutual Advantage Funds

Rule 12b-1 Plan

Adopted May 19, 2021

A Designated Fund may pay fees under this Plan with respect to any class of Shares of that Designated Fund at an annual rate up to the rate shown below, of the average daily net assets attributable to that class.

	Class I*	Class Y*	Class A	Class C
MassMutual Clinton Limited Term Municipal Fund	None	None	0.25%	N/A
MassMutual Clinton Municipal Fund	None	None	0.25%	N/A
MassMutual Clinton Municipal Credit Opportunities Fund	None	None	0.25%	N/A
MassMutual Emerging Markets Debt Blended Total Return Fund	None	None	0.25%	1.00%
MassMutual Global Credit Income Opportunities Fund	None	None	0.25%	1.00%
MassMutual Global Emerging Markets Equity Fund	None	None	0.25%	1.00%
MassMutual Global Floating Rate Fund	None	None	0.25%	1.00%

*	Note regarding Class I and Class Y shares – Payments made out of the assets attributable to a share class that may be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the class shall be deemed to be authorized by this Plan.